As filed with the Securities and Exchange Commission on July 23, 2008

Registration No. 333-80729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BENTLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-1513162
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Bentley Park, 2 Holland Way, Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)

Richard Egosi
c/o Teva Pharmaceuticals USA, Inc.
425 Privet Road
Horsham, Pennsylvania 19044
(Name and address of agent for service)

(215) 293-6400
(Telephone number, including area code, of agent for service)

with copies to:

Jeffrey S. Hochman, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public:  This post-effective amendment deregisters those Shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated file ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Bentley Pharmaceuticals, Inc. (the “Registrant”) on Form S-3 (the “Registration Statement”):

Registration Statement 333-80729, pertaining to the registration of 2,002,489 shares of the Registrant’s common stock, par value $0.02 per share, which was filed with the Securities and Exchange Commission on June 15, 1999.

On July 22, 2008, Beryllium Merger Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”), an Israeli corporation, merged with and into Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”) (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of March 31, 2008, by and among Teva, Merger Sub and the Company (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned by Teva or Merger Sub, was converted into the right to receive approximately $14.8165 in cash.  As a result of the Merger, the Company became a wholly owned subsidiary of Teva, and the Company will be renamed Teva Spanish Holdco, Inc.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated the offering of the Company’s securities pursuant to the above referenced Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all the shares of the Company’s common stock that remain unsold, if any, hereunder as of the Effective Time. As a result of this deregistration, no such shares remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentley Park, State of New Hampshire, on July 23, 2008.

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ William Marth
Name:	William Marth
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Marth	President, Chief Executive Officer and	July 23, 2008
William Marth	Director

/s/ Deborah Griffin	Vice President, Chief Executive Officer	July 23, 2008
Deborah Griffin	and Director

/s/ Richard Egosi	Senior Vice President, Secretary and	July 23, 2008
Richard Egosi	Director